Exhibit 99.1
ManorCare
News Release

For Immediate Release

Contact:
Geoffrey G. Meyers, Chief Financial Officer
419/252-5545
e-mail gmeyers@hcr-manorcare.com

Manor Care To Issue $400 Million of Convertible Senior Notes

TOLEDO, Ohio, July 25, 2005 — Manor Care, Inc. (NYSE:HCR) announced today that, subject to market conditions and other factors, it plans to issue $400 million of convertible senior notes due 2035 in a private offering. The company expects to close the offering on or about August 1, 2005.

The notes will pay interest semiannually and will be convertible upon the occurrence of specified events into a combination of cash and Manor Care common stock, at a conversion rate to be determined. Upon conversion, Manor Care will pay cash and, if required, shares of Manor Care common stock, based on a daily conversion value calculated on a proportionate basis for each day of a 20 trading-day cash settlement averaging period. The notes will be guaranteed by substantially all of the company’s subsidiaries.

In connection with the offering, the company expects to enter into convertible note hedge and warrant option transactions in respect of Manor Care common stock with one of the initial purchasers of the notes. These transactions are intended to reduce the potential dilution upon future conversion of the notes.

The party to such transactions has advised Manor Care that it expects to enter into various over-the-counter derivative transactions and may purchase shares of Manor Care common stock simultaneously or shortly after the pricing of the notes. In addition, the initial purchaser may continue to purchase and may sell shares of Manor Care common stock in secondary market transactions following the pricing of the notes

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(including during the cash settlement averaging period relating to the notes).

The company intends to use the net proceeds from the offering (i) to purchase approximately $110 million of Manor Care common stock, expected to commence concurrently with this offering, depending on market conditions, in privately negotiated transactions, (ii) to redeem $100 million principal amount of the 71/2% Senior Notes due 2006 of the company’s wholly owned subsidiary, Manor Care of America, Inc., (iii) to pay the net cost of the convertible note hedge and warrant option transactions discussed above and (iv) for general corporate purposes, including additional repurchases of Manor Care common stock.

The convertible senior notes, the subsidiary guarantees and the underlying shares of common stock have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Manor Care, Inc., through its operating group HCR Manor Care, is the leading owner and operator of long-term care centers in the United States. The company’s nearly 60,000 employees provide high-quality care for patients and residents through a network of more than 500 skilled nursing centers, assisted living facilities, outpatient rehabilitation clinics, and hospice and home health care offices. Alliances and other ventures supply high-quality pharmaceutical products and management services for professional organizations. The company operates primarily under the respected Heartland, ManorCare and Arden Courts names. Manor Care is committed to being the

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preeminent care provider in the industry. Shares are traded on the New York Stock Exchange under the ticker symbol HCR.

Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of federal law. Such forward-looking statements reflect management’s beliefs and assumptions and are based on information currently available to management. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such statements. Such factors are identified in the public filings made by the company with the Securities and Exchange Commission and include changes in the health care industry because of political and economic influences, changes in regulations governing the industry, changes in reimbursement levels including those under the Medicare and Medicaid programs, changes in the competitive marketplace, and changes in current trends in the cost and volume of general and professional liability claims. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.